                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                  Realty Information Group, Inc.
------------------------------------------------------------------
         (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

      ------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

      ------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

      ------------------------------------------------------------
    (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

     -------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------
(3) Filing Party:

     -------------------------------------------------------------
(4) Date Filed:

     -------------------------------------------------------------

                                 [COSTAR LOGO]

                                                                   June 16, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Realty Information Group, Inc., to be held at 10:00 a.m. on Tuesday, July 13, 1999 at the Crowne Plaza, 1001 14th Street N.W., Washington, D.C. 20005.

     At the Annual Meeting, you will be asked to elect six Directors, to ratify the Board of Directors' appointment of independent public accountants, and to approve an amendment to our corporate charter to change our name to CoStar Group, Inc. The accompanying Notice of 1999 Annual Meeting of Stockholders and Proxy Statement describe these matters.

     The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors, in favor of the ratification of accountants, and in favor of changing our name.

     Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card.

                                          Sincerely,

                                          ANDREW C. FLORANCE
                                          President and Chief Executive Officer

                         REALTY INFORMATION GROUP, INC.

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 13, 1999

     The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Realty Information Group, Inc. ("we" or the "Company") will be held at the Crowne Plaza, 1001 14th Street N.W., Washington, D.C. 20005, at 10:00 a.m. on Tuesday, July 13, 1999, for the following purposes:

     1. To elect six Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified;

     2. To ratify the Board of Directors' appointment of Ernst & Young LLP as the Company's independent public accountants;

     3. To approve a proposal, which the Board of Directors has declared advisable, to amend the Company's Restated Certificate of Incorporation to change the Company's name to CoStar Group, Inc.; and

     4. To transact any other business properly presented before the Annual Meeting.

     The Board of Directors has fixed June 11, 1999 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

     WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO BE ATTEND, TO ENSURE YOUR REPRESENTATION PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                          By Order of the Board of Directors

                                          CARLA J. GARRETT
                                          Secretary

                         REALTY INFORMATION GROUP, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, JULY 13, 1999

     The Board of Directors of Realty Information Group, Inc. ("we" or the "Company") solicits your proxy for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on Tuesday, July 13, 1999, at the Crowne Plaza, 1001 14th Street N.W., Washington, D.C. 20005, and at any adjournment or postponement of the Annual Meeting.

     Our headquarters are located at 7475 Wisconsin Avenue, Bethesda, Maryland 20814. We are mailing this Proxy Statement and the accompanying proxy card to our eligible stockholders on or about June 16, 1999.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

     At the close of business on the record date, June 11, 1999, we had 12,805,224 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

     A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person or represented by proxy. If you return a signed proxy card marked as abstaining from all matters, the shares that it represents will be counted toward a quorum, but will not be voted on any matter.

     The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

     Item 1 -- Election of Directors. Each outstanding share of common stock is entitled to cast one vote for up to six nominees. The six nominees who receive the most votes will be elected as Directors. If you do not wish to vote your shares for a particular nominee, you may so indicate on your proxy card. Abstentions and broker nonvotes (i.e., when a broker does not have authority to vote on a specific issue) will not affect the outcome.

     Item 2 -- Ratification of the Board's Appointment of Independent Public Accountants. For stockholders to approve this proposal, the number of votes cast in favor must exceed the number of votes cast against. Abstentions and broker nonvotes will not affect the outcome.

     Item 3 -- Amendment of our Corporate Charter to Change our Name. For stockholders to approve this proposal, a majority of outstanding shares must vote in favor of it. This means that abstentions and broker nonvotes will have the practical effect of voting against the proposal.

                          PROXY VOTING AND REVOCATION

     If you properly execute your proxy card and return it in time:

     - Your shares will be voted in accordance with your instructions on the proxy card.

     - For any items for which you do not provide instructions, your shares will be voted "FOR" the item, as recommended by the Board of Directors.

     We do not expect that any matter will be considered at the Annual Meeting other than those described in this Proxy Statement. If, however, other matters are properly presented, the persons named as proxies will vote as they think best.

     You may revoke your proxy at any time before it is voted by:

     - delivering to the Corporate Secretary written notice that you are revoking your proxy;

     - submitting a properly-executed proxy bearing a later date; or

     - attending the Annual Meeting and voting in person. (If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to vote at the Annual Meeting.)

     If you intend to attend the Annual Meeting, please mark your proxy card accordingly.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The Board has fixed the number of Directors constituting the Board at six. The Board has nominated five of the current Directors for re-election. Lanning Macfarland III, who currently serves as a Director, has decided to leave that office when his successor has been elected. The Board has nominated Josiah O. Low III to replace Mr. Macfarland. The persons named as proxy holders on the proxy card will vote your shares FOR each of these six nominees unless you instruct otherwise on your proxy card.

     All of our Directors serve for one-year terms or until their successors are elected and qualified. If any nominee were unable to serve, which we do not anticipate, the Board could reduce the number of Directors or choose a substitute. Information about each of the nominees appears below.

NOMINEES FOR THE BOARD OF DIRECTORS

     Michael R. Klein is one of our founders and has been Chairman of our Board of Directors since 1987. He has been, since 1974, a partner of the law firm Wilmer, Cutler & Pickering, based in Washington, D.C., and was a member of its five-person management committee until July 1998. Over the past five years Mr. Klein has served as a member of the board of directors (and Audit Committee Chairman) of both National Education Corporation and Steck-Vaughn Publishing Corporation, a director (and member of the Executive Committee) of Perini Corporation, and a director of SRA International, Inc. Mr. Klein is 57 years old.

     Andrew C. Florance is also one of our founders and has served as our President and as a Director since 1987 and as our Chief Executive Officer since 1995. Prior to founding Realty Information Group, Inc., Mr. Florance was president of a predecessor company, Real Estate Infonet, a real estate public records publishing operation, from 1985 to 1987. Mr. Florance held primary responsibility for developing the first generation of software products for Federal Filings, an SEC Form 13-D tracking service, which was later acquired by Dow Jones. Mr. Florance was a co-founder of a commercial real estate information trade association (REI-NEX) and served on its board from 1993 to 1996. Mr. Florance served on the focus group responsible for developing the concepts related to the Federal government's use of real estate in Vice President Gore's National Performance Review. He received a B.A. in economics from Princeton University. Mr. Florance is 36 years old.

     David Bonderman is principal of Texas Pacific Group and an indirect general partner of TPG Partners I, L.P. and TPG Partners II, L.P. Prior to forming Texas Pacific Group, Inc., Mr. Bonderman served as Vice President and Chief Operating Officer of Keystone, Inc. (formerly the Robert M. Bass Group, Inc.) from July 1983 to August 1992. Mr. Bonderman was a partner in the law firm of Arnold & Porter from 1971 to 1983. Mr. Bonderman currently serves on the boards of directors of Continental Airlines, Inc., Bell and Howell Company, Ducati Motorcycles S.p.A., Beringer Wine Estates, Denbury Resources, Inc., Ryanair, P.L.C., Washington Mutual, Inc., and Oxford Health Plans, Inc. He has been one of our Directors since 1987. Mr. Bonderman is 56 years old.

     Warren H. Haber has been, for more than twenty-five years, Chairman of the Board and Chief Executive of Founders Equity, Inc. and its affiliates, private investment concerns engaged in the business of identifying businesses for acquisition in principal transactions and managing such businesses for their own accounts.

Mr. Haber currently serves on the boards of directors of Beverly Glen Medical Systems, American Lifecare, Grand Charter, Ltd. and Warnex Pharma. He has served as one of our Directors since 1995. Mr. Haber is 58 years old.

     John Simon is a Managing Director of the investment banking firm Allen & Company Incorporated, with which he has been associated for over 20 years. Mr. Simon currently serves on the boards of directors of The Immune Response Corporation, Neurogen Corporation, and Advanced Technical Products, Inc. Mr. Simon has served on our Board of Directors since 1996. Mr. Simon is 56 years old.

     Josiah O. Low III is a Managing Director of the investment banking firm of Donaldson, Lufkin & Jenrette, where he directs efforts in investment banking and in the equity capital markets. Prior to joining that firm in 1985, Mr. Low worked at Merrill Lynch, Pierce, Fenner & Smith and was a founding Managing Director of the Merrill Lynch Capital Market Group in 1977. He serves on the boards of directors of Centex Development Co., Hvide Marine, The Musicland Group, and St. Laurent Paperboard Inc. Mr. Low, who is 60 years old, has not previously served on our Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

                                     ITEM 2

                    RATIFICATION OF THE BOARD'S APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants to audit the books, records and accounts of the Company and its subsidiaries for 1999. Ernst & Young LLP has audited our consolidated financial statements and the financial statements of our predecessors since 1994.

     Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

     If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board will select another firm of auditors for next year. Because of the difficulty in making a change in auditors so long after the beginning of the current year, the appointment for 1999 will stand, unless the Board determines that a more immediate change is necessary.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                                     ITEM 3

               APPROVAL OF AN AMENDMENT TO OUR CORPORATE CHARTER
            TO CHANGE THE NAME OF THE COMPANY TO COSTAR GROUP, INC.

     The Board of Directors has unanimously adopted an amendment to our corporate charter to change the Company's name from Realty Information Group, Inc. to CoStar Group, Inc. We now submit the proposed amendment for your approval.

     We do business and provide most of our services under the name CoStar(TM). For example, CoStar Office and CoStar Industrial permit our clients to research leasing options, analyze market conditions and competitive property positions, and produce multimedia presentations. CoStar Tenant delivers detailed information profiling the tenants occupying commercial buildings by tracking over 310,000 tenants in 23 U.S. markets. We have several services under development that use the CoStar name, including CoStar Exchange, CoStar Analytic, and CoStar Comparables. In addition, we reorganized our corporate structure at the beginning of this year, so that we now operate in large part through a wholly-owned subsidiary known as CoStar Realty Information, Inc.

     For these reasons, we believe that "CoStar Group, Inc." better identifies us and the services we offer.

     Changing our name will require an amendment to our corporate charter. We are organized as a corporation under Delaware law, which requires that stockholders approve amendments of this type. Specifically, if stockholders approve the proposed amendment, we will change Article One of our Restated Certificate of Incorporation, which currently reads:

     "The name of the Corporation is: Realty Information Group, Inc."

so that it instead reads:

     "The name of the Corporation is: CoStar Group, Inc."

     The Board of Directors has considered, declared the advisability of, and approved this amendment to the corporate charter.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR AMENDING THE CORPORATE CHARTER TO CHANGE OUR NAME TO COSTAR GROUP, INC.

                                 OTHER MATTERS

     We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will vote on it as they think best.

                           PROPOSALS OF STOCKHOLDERS

     To be eligible for consideration for inclusion at the next Annual Meeting, a stockholder proposal must be received by the Secretary of the Company at least 60 days, but not more than 90 days, before next year's Annual Meeting. We will list the date of next year's Annual Meeting in a future quarterly report that we will file with the Securities and Exchange Commission. If you wish to submit a proposal, we strongly recommend you send it by Certified Mail -- Return Receipt Requested. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not comply with all applicable requirements.

                             ADDITIONAL INFORMATION

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During 1998, the Board held five meetings and acted on eight occasions by unanimous consent. The Board of Directors has an Audit Committee that reviews the results and scope of the annual audit and other services provided by our independent public accountants. Michael R. Klein, Warren H. Haber, and John Simon are the members of this Committee. During 1998, the Committee met one time. The Board also has a Compensation Committee that makes recommendations concerning salaries and incentive compensation for our employees. The Board of Directors has designated the Compensation Committee as the administrator of our Stock Option Plan. The members of the Compensation Committee are David Bonderman, Warren H. Haber, and Michael R. Klein. The Committee met one time in 1998. The Board does not currently have a nominating committee. All Directors attended at least 75% of the meetings of the Board and the Committees of which they were members.

DIRECTOR COMPENSATION

     Each of our Directors who does not also serve as an officer or employee with us is entitled to his expenses for attending each meeting of the Board of Directors and each meeting of any committee. Until May 1998, Founders Equity Inc. received a monthly fee of $10,000 and Mr. Klein a monthly fee of $6,667. Since our initial public offering last year, our non-employee Directors have been entitled to $15,000 annually payable in shares of our common stock. In addition, on a going-forward basis, each non-employee Director will receive $2,500 per meeting of the Board of Directors, up to a maximum of $10,000 annually.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table lists our executive officers and key employees:

                                            YEARS
              NAME                 AGE    OF SERVICE                     POSITION
              ----                 ---    ----------                     --------
Andrew C. Florance*..............  36         12        Chief Executive Officer, President, and
                                                        Director
Frank A. Carchedi*...............  41          2        Chief Financial Officer
Curtis M. Ricketts*..............  36          4        Senior Vice President of Sales and
                                                        Marketing
David M. Schaffel*...............  38         10        Vice President of Product Development
Fred A. Heitzman III*............  49         10**      Senior Vice President
Henry D. Jamison IV..............  42         18**      President of Jamison Research, Inc.***
Dean Violagis....................  32          9        Vice President of Research
Robert J. Caulfield, Jr..........  43          1        Vice President of Sales
Gregory Benkert..................  43         10**      Vice President

---------------
*   Executive Officer.

**  Includes years of service with acquired companies.

*** Jamison Research, Inc. is one of our wholly-owned subsidiaries.

     Information about Mr. Florance appears above under "Item 1 -- Election of Directors." Information about each of the other individuals appears below.

     Frank A. Carchedi, our Chief Financial Officer, joined us in May 1997 from ITC Learning Corporation, a publicly held publisher and distributor of multi-media training products, where he had been Vice President, Treasurer and Chief Financial Officer since 1995. Prior to that, Mr. Carchedi was with Ernst & Young, LLP for ten years, most recently as a consultant in the firm's New York Merger and Acquisitions Group and its Entrepreneurial Services Group in Washington, D.C. He received a B.S. in accounting from Wake Forest University.

     Curtis M. Ricketts, our Senior Vice President of Sales and Marketing, joined us as the Vice President of Sales and Marketing in December 1994. Prior to joining us, Mr. Ricketts spent six years as an officer of the Carey Winston Company, the largest office and industrial real estate services firm in the Washington-Baltimore region. Mr. Ricketts served as a broker and as the chief financial analyst for the firm's office and industrial brokerage and advisory divisions, and was also responsible for new technology. Mr. Ricketts majored in business at the University of Maryland.

     David M. Schaffel, our Vice President of Product Development, has been with us since 1989. Mr. Schaffel is responsible for the design, development, and maintenance of our software services and products as well as any new services. From 1987 until joining us, Mr. Schaffel was president of Biscayne Technical Services, Inc., where he developed a logistics tracking application for the United States Air Force. Mr. Schaffel received a M.S. -- Operations Research/Statistics from the University of Miami and a B.S. in business from the University of Florida.

     Fred A. Heitzman III, Senior Vice President, joined us upon the acquisition of LeaseTrend, Inc. in January 1999, where he had served as President since he founded the company in 1988. Prior to that, he was the President of Ameristate, Inc., a real estate information company providing ownership and comparable sales information, which he founded in 1978. Mr. Heitzman is a member of the Cincinnati Real Estate Roundtable, REEAC, CEO Roundtable, and a director of Enerfab, Inc. Mr. Heitzman received a B.A. in economics from Denison University.

     Henry D. Jamison IV, President of our Jamison Research, Inc. subsidiary, joined us in January 1999 when we acquired Jamison Research, Inc., where he had been Chairman since founding the firm in 1981.

Prior to that, Mr. Jamison was employed as a national accounts manager with his family's Nashville-based manufacturing firm, Jamison Bedding and Furniture, Inc. Mr. Jamison majored in business at the University of Colorado.

     Dean Violagis, our Vice President of Research, is responsible for our research department, of which he has been a manager since 1989. Mr. Violagis received a B.A. in real estate finance from the American University in Washington, D.C.

     Robert J. Caulfield, Jr. serves as Vice President of Sales. Prior to joining us in 1998, Mr. Caulfield was Director of Sales and Business Manager of the Southeast District of Reuters America, Inc. from 1988 to 1998, where he managed a media sales unit. Prior to joining Reuters, he was a marketing manager of Southern California Technology Executives Network. Mr. Caulfield received a B.S. in marketing from Villanova University and his M.B.A. in international marketing from The George Washington University.

     Gregory Benkert, who serves as Vice President, joined us upon the acquisition of LeaseTrend, Inc. in January 1999, where he had been Vice President since 1991. Prior to that, he was Vice President and Chief Financial Officer of Ameristate, Inc. for five years, and prior to that an Audit Manager with Arthur Andersen & Co. Mr. Benkert is a Certified Public Accountant and received a B.A. and an M.B.A from Xavier University.

STOCK OWNERSHIP INFORMATION

     The following table provides certain information regarding the beneficial ownership of our common stock as of June 1, 1999 by:

     - each person we know to be the beneficial owner of more than 5% of the outstanding common stock;

     - each of our Directors and nominees to be Directors;

     - our Chief Executive Officer and President and each of our most highly compensated executive officers who earned more than $100,000 in salary and bonus in 1998 (who we refer to collectively in this proxy statement as the "named executive officers"); and

     - all of our executive officers and Directors as a group.

     Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and investment power with respect to the indicated shares of stock.

                                                              NUMBER OF SHARES       PERCENTAGE OF
NAME AND ADDRESS(1)                                          BENEFICIALLY OWNED    OUTSTANDING SHARES
-------------------                                          ------------------    ------------------
Michael R. Klein(2)........................................      1,823,385               14.19%
Andrew C. Florance(3)......................................        506,762                3.88%
Frank A. Carchedi(4).......................................         40,766                   *
Curtis M. Ricketts(5)......................................         74,766                   *
David M. Schaffel(6).......................................         64,086                   *
David Bonderman............................................        444,704                3.47%
Warren H. Haber(7).........................................        128,866                1.01%
John Simon(8)..............................................         92,248                   *
Lanning Macfarland III(9)..................................        413,365                3.23%
Josiah O. Low III..........................................              0                   *
All ten Directors and executive officers as a group(10)....      3,789,701               28.64%

---------------

  *  Less than one percent.

 (1) Unless otherwise noted, each listed person's address is c/o Realty Information Group, Inc., 7475 Wisconsin Avenue, Bethesda, Maryland 20814.

 (2) Includes 14,496 shares held as trustee for his nieces and 14,496 shares held by others as trustee for his children. Also includes warrants for the purchase of 45,450 shares of common stock. See "Certain Transactions."

 (3) Includes 250,604 shares issuable upon options exercisable within 60 days. Excludes 132,500 shares issuable upon options not exercisable within 60 days.

 (4) Includes 36,766 shares issuable upon options exercisable within 60 days. Excludes 38,384 shares issuable upon options not exercisable within 60 days.

 (5) Includes 31,286 shares issuable upon options exercisable within 60 days. Excludes 25,834 shares issuable upon options not exercisable within 60 days.

 (6) Includes 38,786 shares issuable upon options exercisable within 60 days. Excludes 33,334 shares issuable upon options not exercisable within 60 days.

 (7) Includes 18,846 held by Mr. Haber's spouse and excludes 46,128 shares held by Mr. Haber's adult children for which Mr. Haber disclaims personal beneficial ownership.

 (8) Excludes 152,752 shares held by Allen & Company Incorporated (of which Mr. Simon is a Managing Director) and certain of its other officers and affiliates; Mr. Simon disclaims personal beneficial ownership of such shares. See "Certain Transactions." Mr. Simon's address is c/o Allen & Company Incorporated, 711 Fifth Avenue, New York, New York 10022.

 (9) Includes 410,335 shares held by Law Bulletin Publishing Company.

(10) Includes 378,642 shares issuable upon options exercisable within 60 days. Excludes 313,702 shares issuable upon options not exercisable within 60 days.

EXECUTIVE COMPENSATION

     The following table provides the annual salary, bonuses, and all other compensation awards and payouts to our named executive officers for 1996 through 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM          ALL OTHER
                                            ANNUAL COMPENSATION                COMPENSATION AWARDS    COMPENSATION
                                -------------------------------------------   ---------------------   ------------
                                FISCAL                         OTHER ANNUAL   SECURITIES UNDERLYING
 NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS     COMPENSATION          OPTIONS
 ---------------------------    ------   --------   --------   ------------   ---------------------
Andrew C. Florance............   1998    $166,346         --           --             65,000             $2,309
  Chief Executive Officer &      1997     150,000   $100,000     $150,000(1)              --              2,122
  President                      1996     150,000    100,000      150,000(1)              --                 --
Frank A. Carchedi.............   1998     117,096     27,029           --             40,000                865
  Chief Financial Officer        1997      70,654(2)  20,000           --             15,150                 --
                                 1996          --         --           --                 --                 --
Curtis M. Ricketts............   1998     104,362     47,126           --             25,000              2,108
  Senior Vice President          1997      83,077     46,166           --                 --              1,700
  of Sales and Marketing         1996      64,481     37,012           --                 --                 --
David M. Schaffel.............   1998     136,871      3,044           --             40,000             19,097
  Vice President of              1997     117,898      3,000           --                 --              9,478
  Product Development            1996      96,941      3,000           --                 --                 --

---------------
(1) In 1997, we paid Mr. Florance additional compensation in the form of shares of a predecessor company valued at the equivalent of $4.62 per share for our common stock.

(2) Mr. Carchedi joined us as Chief Financial Officer in May 1997. On an annualized basis, his base salary was $110,000 per year in 1997.

EMPLOYMENT AGREEMENTS

     We have employment agreements with each of our named executive officers. Each of these agreements is effective as of January 1, 1998. Each entitles the executive to a specified base salary, a bonus award up to a specified percentage of base compensation based upon achievement of performance objectives, and an award of stock options vesting over time. The executive also may participate in any insurance, medical, disability or pension plan generally made available to our senior executive officers.

     The agreements are for initial terms of two years (three in the case of Mr. Florance) and are automatically renewable for successive one-year terms unless we or the executive terminate the agreement. Each agreement contains a covenant not to compete with us for the two years immediately following termination, but applicable law may limit the term or scope of this covenant. The agreements generally provide that, if we terminate the executive's employment without good cause, the executive is entitled to his base salary for the greater of six months or whatever period remains under the agreement, to a prorated share of his bonus for the year in which termination occurred, and to the immediate vesting of all stock options due to vest within the following 12 months.

     The termination provisions of Mr. Florance's agreement differ in that they also apply if he terminates the agreement for good cause; in that his termination payments will be for the greater of 12 months or the remaining period under the agreement; that he will receive a gross-up payment to cover any taxes assessed under Section 4999 of the Internal Revenue Code; and in that all his unvested stock options will vest.

     The following table gives specific economic terms of these agreements.

                                                                                         NUMBER AND
                                                                   MAXIMUM BONUS      EXERCISE PRICE OF
                                                                 AS PERCENTAGE OF           STOCK
                  NAME                    INITIAL BASE SALARY    BASE COMPENSATION       OPTIONS(1)
                  ----                    -------------------    -----------------    -----------------
Andrew C. Florance......................             $175,000           100%               65,000
                                                                                            at $9
Frank A. Carchedi.......................              125,000            75                40,000
                                          (as of July 1, 1998)                              at $9
Curtis M. Ricketts......................              110,000           100                25,000
                                          (as of July 1, 1998)                              at $9
David M. Schaffel.......................              120,000            50                40,000
                                          (as of July 1, 1998)                              at $9

---------------
(1) 25% of the options vest on each of the following dates: July 1, 1998, and December 31, 1998, 1999, and 2000.

OPTION GRANTS

     The following table provides certain information about grants of stock options to our named executive officers during 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS
                                       ----------------------------------------------------------------------
                                         NUMBER
                                           OF        PERCENT OF
                                       SECURITIES   TOTAL OPTIONS   EXERCISE
                                       UNDERLYING    GRANTED TO      OR BASE
                                         OPTION     EMPLOYEES IN      PRICE     EXPIRATION      GRANT DATE
NAME                                    GRANTED      FISCAL YEAR    ($/SHARE)      DATE      PRESENT VALUE(1)
----                                   ----------   -------------   ---------   ----------   ----------------
Andrew C. Florance...................    65,000         12.0%          $9       6/30/2008        $433,550
Frank A. Carchedi....................    40,000          7.4            9       6/30/2008         266,800
Curtis M. Ricketts...................    25,000          4.6            9       6/30/2008         166,750
David A. Schaffel....................    40,000          7.4            9       6/30/2008         266,800

---------------
(1) The grant date present value is computed using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 94%, dividend yield of 0%, risk-free interest rate of 5%, and expected life of 5 years.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information regarding fiscal 1998 stock option exercises by, and unexercised options held as of December 31, 1998 by, the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND YEAR-END 1998 OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                 SHARES                        OPTIONS HELD             IN THE MONEY OPTIONS AT
                                ACQUIRED                   AT DECEMBER 31, 1998           FISCAL YEAR-END(2)
                                   ON         VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
Andrew C. Florance...........        --            --     200,604        32,500        1,660,361       117,813
Frank A. Carchedi............        --            --      25,050        30,100          118,840       165,179
Curtis M. Ricketts...........    48,480(1)   $136,800(1)   24,620        12,500          156,528        45,313
David M. Schaffel............        --            --      32,120        20,000          183,715        72,500

---------------
(1) In June 1998, Mr. Ricketts exercised unit options of one of our predecessors equivalent to 48,480 shares of our common stock. The value realized by this exercise is computed by subtracting the exercise price per equivalent share of our common stock from our estimate of the fair value.

(2) Calculated based on the amount by which the fair market value of the underlying security (assumed to be equal to its year-end closing price of
   $12 5/8 per share) exceeds the option exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation Philosophy and Review

     The compensation philosophy of the Company is to provide a competitive total compensation package so that the Company can attract, retain, and motivate talented employees and executives. The Company also believes in maximizing value for stockholders by linking compensation to individual achievement of agreed goals as they relate to overall corporate performance. It also strives, as much as possible, to align the Company's human resource strategy with its high-growth business strategy.

     In determining compensation levels for 1999 and beyond, the Company commissioned a third-party consultant to perform a special study with respect to the base salary, total annual cash compensation, and long-term incentive compensation of similarly situated officers within its peer group. The peer group consists of companies which are in the specialized industry of electronic information technology, are high-growth companies, and are of a size comparable to the Company's. Implementation of the consultant's recommendations over time will result in compensation levels that are competitive with the Company's peers.

     The Company's Compensation Committee generally believes that base salaries for covered executives should be competitive, and that annual and long-term incentives should be competitive as well in order to encourage and reward superior performance.

  Elements of Executive Officer Compensation

     The Company's executive compensation consists primarily of base salary, health insurance and similar benefits, annual cash bonuses, and the award of stock options. The Company also has employment agreements with the top tier of executive officers. Each of these agreements entitles the executive to a specified base salary, a bonus award up to a specified percentage of base compensation based upon achievement of performance objectives, and a competitive award of stock options vesting over time. The compensation of executives covered by an employment agreement is reviewed on an annual basis.

  Base Salaries

     Salary levels of the Company's senior executives are reviewed annually, and may be adjusted to reflect a senior executive's individual responsibilities and performance as well as the Company's corporate performance. The Compensation Committee also considers salaries paid to executive officers of the peer group in determining base salary levels. Base salaries should be generally competitive with high growth companies in the peer group.

  Annual Incentive Programs

     The Compensation Committee administers an annual incentive plan for senior level executives which grants a cash bonus based on individual and corporate performance. The bonuses range from 10% to 100% of base salary. The Compensation Committee considers the annual incentive awards offered by members of the peer group in determining annual incentive award levels and would like annual incentive awards to be more than competitive for superior performance.

  Long-Term Incentive Plans

     In March 1996, the Company's predecessor adopted the 1996 Option and Purchase Plan (the "1996 Plan"), under which interests equivalent to 606,000 shares of the Company's common stock were reserved for issuance upon the exercise of options granted to officers, executive personnel, directors and key employees. The Board of Directors of the Company administers the option plan. Options were granted at prices which the Board of Directors believed approximated the fair market value of shares of common stock. Individual grants become exercisable over a period of three years from the date of grant. The contractual terms of the options range from three to ten years from the date of grant.

     In 1998, the Board of Directors adopted, and shareholders approved, the 1998 Stock Option Plan. The Company has reserved 1,450,000 shares of common stock for issuance under the 1998 Stock Option Plan. The Plan provides for the grant of stock options to officers and employees of the Company or its subsidiaries. Options granted under the 1998 Stock Option Plan may be qualified or non-qualified stock options. The 1998 Stock Option Plan is administered by the Compensation Committee, which has the authority, subject to the provisions of the Plan, to determine which employees will be granted options, how many options they will receive, and what type of options they will be. The 1998 Stock Option Plan will terminate in 2006 if the Board of Directors does not terminate it sooner.

  Employment Agreements

     The Company has employment agreements with Messrs. Florance, Carchedi, Ricketts, and Schaffel, each effective as of January 1, 1998. Each entitles the executive to a specified base salary, a bonus award up to a specified percentage of base compensation based upon achievement of performance objectives, and an award of stock options vesting over time. The executive also may participate in any insurance, medical, disability or pension plan generally made available to the Company's senior executive officers.

     The agreements are for initial terms of two years (three in the case of Mr. Florance) and are automatically renewable for successive one-year terms unless the Company or the executive terminates the agreement. Each agreement contains a covenant not to compete with the Company for the two years immediately following termination, but applicable law may limit the term or scope of this covenant. The agreements generally provide that, if the Company terminates the executive's employment without good cause, the executive is entitled to his base salary for the greater of six months or whatever period remains under the agreement, to a prorated share of his bonus for the year in which termination occurred, and to the immediate vesting of all stock options due to vest within the following 12 months.

     The termination provisions of Mr. Florance's agreement differ in that they also apply if he terminates the agreement for good cause; in that his termination payments will be for the greater of 12 months or the remaining period under the agreement; that he will receive a gross-up payment to cover any taxes assessed under Section 4999 of the Internal Revenue Code; and in that all his unvested stock options will vest.

  Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code disallows the deduction of compensation by a company to any of its five most highly compensated executive officers that is in excess of $1 million. Compensation that is considered "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the shareholders. The Compensation Committee will continue to monitor total compensation and, should the 162(m) limitation become an issue, take the measures that they deem appropriate.

                                          By the Compensation Committee
                                          of the Board of Directors.

                                          Warren H. Haber
                                          David Bonderman
                                          Michael R. Klein

STOCK PRICE PERFORMANCE GRAPH

     The stock performance graph below shows how an initial investment of $100 in our common stock would have compared to:

     - An equal investment in the S&P 500 Index.

     - An equal investment divided equally among a peer group of companies. The peer group consists of Abacus Direct Corp., Factset Research System Incorporated, Forrester Research Incorporated, and ProBusiness Services Incorporated. Each is a high-growth company in the specialized industry of electronic information technology, and each is of a size comparable to us.

     The comparison covers the period beginning July 1, 1998, when we had our initial public offering, and ending on December 31, 1998, and assumes the reinvestment of any dividends. You should note that this performance is historical and is not necessarily indicative of future price performance.

                                                REALTY INFORMATION GROUP,
                                                          INC.                       S&P 500                   PEER GROUP
                                                -------------------------            -------                   ----------
7/1/98                                                  $100.00                     $100.00                     $100.00
12/31/98                                                 137.41                      107.02                      129.99

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 1998 were David Bonderman, Warren H. Haber, and Michael R. Klein, each of whom serves as one of our non-employee Directors.

     From time to time, these Directors, or entities with which they are affiliated, have engaged in certain transactions with us and our predecessors, OLD RIG, Inc. and a partnership, Realty Information Group, L.P., to provide additional equity or debt financing to fund our growth. OLD RIG operated our business until November 1994, at which point the partnership was organized to hold and operate our business. Pursuant to a contribution agreement consummated following our initial public offering in July 1998, the limited partners of the partnership (other than OLD RIG) and all the stockholders of OLD RIG received our common stock in exchange for their limited partnership units or OLD RIG shares.

     Mr. Haber is chairman and chief executive officer of Founders Equity, Inc. ("Founders"). On May 15, 1995, Founders/RIG, LLC ("FR LLC"), an affiliate of Founders, acquired units of the limited partnership for a total purchase price of $3.1 million, equivalent to 898,856 shares of our common stock at an effective price per share of $3.45. As part of the contractual arrangements that accompanied this investment, Mr. Haber became a Director and we agreed to register the securities FR LLC received for resale upon its demand at a future date. On December 3, 1996, FR LLC and certain of its affiliates acquired additional units of the partnership for an aggregate purchase price of $1.06 million, equivalent to 259,521 shares of our common stock at an effective price per share of $4.08. FR LLC's right to designate a Director terminated following our initial public offering in July 1998.

     At the time of the Founders' investment in OLD RIG and the partnership in May 1995, those entities were indebted to Mr. Klein for loans he had extended with a then balance of $751,961. In connection with Founders' investment, $426,693 was repaid and the remaining balance of $325,268 was converted into units of the partnership equivalent to 94,312 shares of our common stock at an effective price per share of $3.45, the same effective price at which FR LLC purchased its interest in that transaction. In connection with that same transaction, our predecessors agreed to pay monthly fees to Founders of $10,000 and to Mr. Klein of $6,667. Both of those fee arrangements terminated in May 1998. During 1997, Mr. Klein committed to extend up to $1.0 million of credit to OLD RIG, which in turn agreed to loan such amounts to the partnership to support a $1.0 million credit facility the partnership secured with Silicon Valley Bank. The OLD RIG loan to the partnership was contractually subordinated, and Mr. Klein's loans to OLD RIG were structurally subordi-nated, to the bank loan, interest on the balance was payable to OLD RIG and Mr. Klein at the same rate (2% over prime) as the bank loan, and no principal could be repaid until the bank loan was paid. This bank loan and the OLD RIG/Klein loan were repaid with part of the proceeds of our initial public offering. As consideration for Mr. Klein's commitment, a committee of three independent Directors authorized the issuance to Mr. Klein of warrants to purchase units of the partnership equivalent to 45,450 shares of our stock at a price 10% less than the price at which shares were offered in our initial public offering, exercisable during the two years following the closing of that offering. We have, in the past, paid legal fees to the law firm of which Mr. Klein is a partner. Under the policies of his firm, Mr. Klein was not the partner responsible for supervising or billing for the services provided to us.

     Effective as of March 5, 1998, all of the limited and general partners of the partnership and all of the stockholders of OLD RIG entered into a contribution agreement. Pursuant to this agreement, each limited partner of the partnership (other than OLD RIG) agreed to contribute all of its limited partnership units to us, and all of the stockholders of OLD RIG agreed to contribute all of their shares of OLD RIG to us, all in exchange for 3.03 shares of our common stock for each limited partnership unit or share of OLD RIG common stock. Consummation of the contribution agreement occurred in July 1998, following our initial public offering.

CERTAIN TRANSACTIONS

     Since January 1, 1996, some of our executive officers, Directors, or nominees for Directors have engaged in the following transactions with us in addition to those described above under "Compensation Committee Interlocks and Insider Participation."

     John Simon is a managing director of Allen & Company Incorporated and is one of our Directors. Allen & Company Incorporated served and received fees as one of the underwriters in our initial public offering in July 1998 and in our follow-on public offering in May of this year. On December 3, 1996, RIG Holdings, LLC ("RH LLC") acquired units of Realty Information Group L.P. (the predecessor partnership that previously operated our business), for an aggregate purchase price of $2.9 million, equivalent to 710,388 shares of our common stock at an effective price per share of $4.08. RH LLC was granted the right to designate one member of the board of directors of OLD RIG (a partner in the predecessor partnership), as well as certain registration rights in regards to the units it purchased. Prior to our initial public offering, Allen & Company Incorporated was the Member-Manager of RH LLC and, together with certain of its officers and affiliates, was the owner of approximately 26% of RH LLC; as Member-Manager, Allen & Company Incorporated was entitled to exercise voting power over all of the limited partnership units of the partnership then held by RH LLC. For these reasons, RH LLC may be deemed to have been an affiliate of Allen & Company Incorporated. RH LLC's (and its members') right to designate a director of OLD RIG terminated following our initial public offering in July 1998, at which time RH LLC was dissolved and its ownership interests (and the associated registration rights) distributed pro rata to its members. At that time, Allen & Company Incorporated, together with certain of its officers and affiliates, became the beneficial owner of 183,721 shares of our stock. Prior to making this investment, on November 5, 1996, Allen & Company Incorporated had loaned the partnership $250,000, bearing interest at a rate of 8.5% per year. This loan was paid off in connection with RH LLC's investment.

     Lanning Macfarland III is head of real estate publications at Law Bulletin Publishing Company ("LBPC") and one of our Directors. On March 29, 1996, the partnership acquired all of the assets of Chicago ReSource from LBPC for units of the partnership valued nominally at a price equivalent to 347,361 shares of our common stock at an effective price per share of $3.45. Chicago ReSource was a real estate information provider in the Chicago, Illinois area. On December 3, 1996, LBPC and certain of its affiliates acquired additional units of the partnership for an aggregate purchase price of $288,000, equivalent to 70,548 shares of our common stock at an effective price per share of $4.08. LBPC's right to designate a director of OLD RIG has terminated.

     Josiah O. Low III is a managing director of Donaldson, Lufkin & Jenrette and has been nominated to become one of our Directors. Donaldson, Lufkin & Jenrette served and received fees as one of the underwriters in our follow-on public offering in May of this year.

     Fred A. Heitzman III, who is one of our Senior Vice Presidents, was an officer, director, and beneficial stockholder of LeaseTrend, Inc., which merged, effective January 8, 1999, with a subsidiary we formed for that purpose. The total consideration we paid to LeaseTrend stockholders in connection with the merger was $4.5 million in cash and 566,671 shares of our common stock. Of this consideration, a trust of which Mr. Heitzman was the sole beneficiary received $1,684,074 in cash and 174,503 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that our Directors and executive officers, and anyone who owns more than 10% of our common stock, file with the Securities & Exchange Commission reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us, we believe that during 1998, our Directors, executive officers, and 10% stockholders complied with these requirements, except that a report on Form 3 reporting the initial holdings of options on our common stock held by Fred A. Heitzman III, who became one of our Senior Vice Presidents on December 14, 1998, was not timely filed with the SEC. The required report was filed with the SEC on March 4, 1999.

OTHER INFORMATION

     We have included a copy of our Annual Report on Form 10-K for the year ended December 31, 1998 with this Proxy Statement. You may obtain an additional copy without charge by sending a request to Realty Information Group, Inc., c/o Focus Partners LLC, 300 Park Avenue -- Suite 1940, New York, NY 10022.

     The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have retained The Altman Group, Inc. to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost of $5,000 plus reasonable expenses. They may solicit proxies in person, by telephone, by mail, telegram, facsimile, or other electronic or other means, and will request that brokerage houses, banks, and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. American Stock Transfer and Trust Company will act as proxy tabulator.

[Proxy Card]

                         REALTY INFORMATION GROUP, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned stockholder of Realty Information Group, Inc., a Delaware corporation (the "Company"), hereby appoints Michael R. Klein, Andrew C. Florance, or Frank A. Carchedi, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Crowne Plaza, 1001 14th Street N.W., Washington, D.C. 20005, at 10:00 a.m. local time on July 13, 1999, or any adjournment or postponement thereof, with authority to vote upon the matters set forth on the reverse side of this Proxy Card.

       THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS CONTRARY DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN THE ACCOMPANYING PROXY STATEMENT, "FOR" RATIFYING THE BOARD OF DIRECTORS' APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND "FOR" AMENDING THE COMPANY'S CORPORATE CHARTER TO CHANGE THE COMPANY'S NAME, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.

       The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.

                  (continued and to be signed on reverse side)

The Board of Directors Recommends a Vote "FOR" the Proposals.

                                                              WITHHOLD AUTHORITY   WITHHOLD AUTHORITY         (WRITE NAME(S) BELOW)
                                           FOR ALL NOMINEES   FOR ALL NOMINEES     FOR INDIVIDUAL NOMINEES.
(1) Election of six Directors. Nominees:
Michael R. Klein, Andrew C. Florance,
David Bonderman, Warren H. Haber, John
Simon, and Josiah O. Low III                                                                                  ---------------------

                                              FOR                AGAINST              ABSTAIN
(2) Ratify Ernst & Young LLP as
Independent Public Accountants

(3) Amend the Company's charter to
rename the Company "CoStar Group, Inc."

If you expect to attend the Annual Meeting, please check the following box:

       In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

       Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, each person must sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

       If you receive more than one Proxy Card, please sign and return each card in the accompanying envelope.

Signature(s):                                               Date:
              --------------------------------                    --------------

                                       2